Exhibit 99.1

LPL Financial Names Becky S. Shulman

Managing Director and Deputy Chief Financial Officer

Boston, MA – June 7, 2011 – LPL Financial, the nation’s largest independent broker-dealer* and a wholly owned subsidiary of LPL Investment Holdings Inc. (NASDAQ: LPLA), today announced that Becky S. Shulman has been named Managing Director and Deputy Chief Financial Officer, effective immediately.  She is based in San Diego, reporting directly to Robert Moore, Chief Financial Officer.

Ms. Shulman most recently served as Chief Financial Officer of H&R Block, Inc.  Prior to joining H&R Block in 2001, she served as Chief Investment Officer for U.S. Central Federal Credit Union.  She brings 22 years of experience across the full spectrum of finance, encompassing accounting and reporting, treasury, tax, investor relations, risk management, insurance, and internal audit.

In this newly created position at LPL Financial, Ms. Shulman will be responsible for key Finance activities of the firm, including Business Performance Management, Accounting, Tax, Treasury, and Investor Relations.  In addition, she will serve as a member of the firm’s Executive Management Committee.

Robert Moore, Chief Financial Officer at LPL Financial, said, “We are delighted with Becky’s decision to join LPL Financial. The entire leadership at LPL Financial is excited to work closely with Becky as we continue to support the growth of our company.”

Becky S. Shulman holds a B.S. in Computer Management from Eastern Illinois University, and an MBA from the University of Illinois.

About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Investment Holdings Inc., is an independent broker-dealer.  LPL Financial and its affiliates offer proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and

independent research to over 12,500 financial advisors and over 750 financial institutions.   Additionally, LPL Financial supports approximately 4,000 financial advisors who are licensed with insurance companies with customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have over 2,600 employees with employees and offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Member FINRA/SIPC

*Based on total revenues, Financial Planning magazine, June 1996-2010

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LPLA-C

LPL Financial Media Contacts
Joseph Kuo	Michael Herley
LPL Financial	Kekst and Company
(704) 733-3931	(212) 521-4897
media.inquiries@lpl.com	michael-herley@kekst.com